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                                                            EXHIBIT 11


                                                     THE LUBRIZOL CORPORATION

                                            Computation of Per Share Earnings (Note A)

                                               (In Thousands, Except Per Share Data)


The computation of primary earnings per share and fully diluted earnings per share is as follows:


                                                                For the Year Ended December 31
                                                            ----------------------------------------
                                                             1994             1993             1992
                                                            ------           ------           ------
         Average shares outstanding
         for computation of primary
         earnings per share                                 65,737           67,706           68,966

         Add adjustment to treat
         shares for options exercised
         as if such shares were out-
         standing during the entire
         year                                                  183              257              234

         Add equivalent shares for
         unexercised options at end
         of year (B)                                           473              550              626
                                                            ------           ------           ------

         Average shares outstanding
         for computation of fully
         diluted earnings per share                         66,393           68,513           69,826
                                                            ======           ======           ======

         Primary earnings per share                          $2.67            $ .67            $1.81
                                                             =====            =====            =====

         Fully diluted earnings per
         share (C)                                           $2.64            $ .67            $1.79
                                                             =====            =====            =====


NOTES:      (A)   Share and per share data have been restated to reflect
                  2-for-1 stock split effected on August 31, 1992.

            (B) Computed under the "Treasury Stock Method" using the higher of quoted ending or average market price.

            (C) Fully diluted earnings per share have not been presented in the consolidated statements of income because the dilutive effect is less than 3%.
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